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                                                                EXHIBIT 2.2








                            STOCKHOLDERS' AGREEMENT

                             DATED OCTOBER 1, 1997

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                               TABLE OF CONTENTS

                                                                 PAGE NO.
                                                                 --------

       Section 1.   Assignment of Purchase Agreement ..............  2
       Section 2.   Voting of CHI Shares/Exercise of Stock Rights/
                    Related Matters ...............................  2
       Section 3.   Prudent Business Judgment/No Liability ........  4
       Section 4.   Restrictions on Transfer and Purchase/
                    Permitted Transferees .........................  4
       Section 5.   Right of First Offer on Private Transfer ......  5
       Section 6.   Right of First Offer on Public Sale ...........  6
       Section 7.   Co-Sale Rights ................................  6
       Section 8.   Drag-Along Rights .............................  7
       Section 9.   Certain Definitions ...........................  8
       Section 10.  Notices .......................................  9
       Section 11.  Remedies ......................................  11
       Section 12.  Entire Agreement ..............................  11
       Section 13.  Non-Waiver ....................................  11
       Section 14.  Counterparts ..................................  11
       Section 15.  Severability ..................................  11
       Section 16.  Applicable Law ................................  11
       Section 17.  Binding Effect; Benefit, Non-circumvention ....  12
       Section 18.  Assignability .................................  12
       Section 19.  Headings ......................................  12






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                           STOCKHOLDERS' AGREEMENT

     This STOCKHOLDERS' AGREEMENT ("Agreement") is executed as of October 1, 1997, by and among Samstock, L.L.C., a Delaware limited liability company ("Samstock"), Samstock/ZFT, L.L.C., a Delaware limited liability company ("ZFT"), Chart House Investors, L.L.C., a Delaware limited liability company ("CHI"), F. Philip Handy, individually ("Handy"), F. Philip Handy, as trustee of the Blaine Trust ("FPH Trustee"), Robert Saltsman ("Saltsman"), Thomas Gaffney and Donna Gaffney, as tenants by the entirety (collectively, "Gaffney"), Richard Rivera ("Rivera"), and MelChart LLC, an Illinois limited liability company ("MelChart"), (each of the foregoing parties individually a "Stockholder" and collectively the "Stockholders") (each of Samstock, ZFT and CHI, individually an "SZ Affiliate" and collectively the "SZ Affiliates") (each of Handy and FPH Trustee individually a "Handy Affiliate" and collectively the "Handy Affiliates") and, solely for purposes of Sections 1, 2(g), 2(h), 3, 4(a) and 10 through 19 inclusive of this Agreement, Chart House Enterprises, Inc., a Delaware corporation (the "Company").

                                  RECITALS

     WHEREAS, reference is hereby made to (i) that certain Stock Purchase and Sale Agreement, dated as of March 10, 1997, (the "Purchase Agreement") among the Company, CHI and, solely for purposes of Section 4.13 of the Purchase Agreement, Alpha Partnership, an Illinois general partnership ("Alpha"), pursuant to which CHI purchased an aggregate of 3,400,000 newly issued shares of common stock ("Common Stock") of the Company, par value $.01 per share (such 3,400,000 shares of Common Stock, the "CHI Shares"); and (ii) that certain Standstill Agreement, dated as of March 10, 1997, among the Company, CHI and Alpha (the "Original Standstill Agreement"). Certain capitalized terms used and not otherwise defined herein have the meanings ascribed to them in Section 9 below;

     WHEREAS, contemporaneously with the execution and delivery of this Agreement by the parties, Samstock, ZFT, Handy, FPH Trustee, Saltsman, Gaffney, Rivera and MelChart have acquired from CHI or its Affiliates, directly or indirectly, that number of CHI Shares, or options to purchase CHI Shares, set forth opposite such Stockholder's name on Exhibit A hereto;

     WHEREAS, the parties contemporaneously herewith have entered into an Amended and Restated Standstill Agreement dated as of the date hereof (as such agreement may be amended, modified, supplemented, restated or superseded, from time to time, the "Standstill Agreement"), which Standstill Agreement amends, restates and supersedes the Original Standstill Agreement in its entirety;

     WHEREAS, all of the rights, benefits and remedies to which any Stockholder may be entitled under the Purchase Agreement, the Standstill Agreement, the Company's Certificate of Incorporation, the Company's By-laws, all of the other agreements, documents and instruments entered into or delivered in connection with such agreements or the consummation of the transactions contemplated thereby, excluding this Agreement




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(collectively, the "Transaction Documents"), or by operation of law with respect to the CHI Shares, whether now owned or hereafter acquired, other than any rights, benefits or remedies conferred by this Agreement, are hereinafter collectively referred to as "Stock Rights," and all of the obligations, restrictions and liabilities to which any Stockholder may be subject pursuant to the Transaction Documents or by operation of law with respect to the CHI Shares, whether now owned or hereafter acquired, other than any obligations, restrictions or liabilities created by this Agreement, are hereinafter collectively referred to as "Stock Obligations;" and

     WHEREAS, the parties desire that each of the other Stockholders grant Samstock an irrevocable proxy to vote all CHI Shares now or hereafter held by such Stockholder and otherwise direct and control all decisions and actions with respect to the exercise of Stock Rights and fulfillment of Stock Obligations, on the terms set forth in this Agreement.

                                  AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     Section 1. Assignment of Purchase Agreement. The rights, interests, remedies and obligations of CHI under the Purchase Agreement hereby are assigned to, inure to the benefit of and are assumed by the SZ Affiliates on a pro rata basis based on their respective relative ownership of CHI Shares from time to time; provided, however, in no event shall such pro rata assignment in any way diminish the aggregate rights, interests and remedies of the SZ Affiliates under the Purchase Agreement, as compared to the rights, interests and remedies to which CHI would be entitled under the Purchase Agreement if not for such assignment. The assumption by the SZ Affiliates of any obligations or liabilities of CHI under the Purchase Agreement shall not expand the rights or remedies of the Company or any third party against the SZ Affiliates as compared to the rights and remedies which the Company or such third party would have against CHI had the SZ Affiliates not assumed any obligations or liabilities of CHI under the Purchase Agreement. The Company hereby consents to the assignment and assumption provided in this Section 1.

     Section 2. Voting of CHI Shares / Exercise of Stock Rights / Related
Matters.

           (a) Each Stockholder does hereby constitute and appoint Samstock its true and lawful attorney and proxy during the period that this Agreement remains in force, to appear for, represent, and vote all CHI Shares held by such Stockholder, whether now owned or hereafter acquired, for such Stockholder at all meetings of the stockholders of the Company, with power to vote upon any and all questions which may arise at any such meeting or meetings, as fully and with the same effect as if such Stockholder had voted such CHI Shares, subject, however, to the voting restrictions contained in the Standstill Agreement.




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           (b) Samstock may vote on behalf of each Stockholder in person or by proxy, and, promptly upon request from Samstock, from time to time, each Stockholder shall execute and deliver to Samstock a separate written proxy conferring upon Samstock, or such other person as Samstock may designate, the full, irrevocable authority to vote all of such Stockholder's CHI Shares, whether now owned or hereafter acquired, at any specified meeting of the stockholders of the Company, subject, however, to the voting restrictions contained in the Standstill Agreement.

           (c) Irrespective of the grant of the proxies referred to in subparagraphs (a) and (b) above, in each event where any Stockholder is entitled to vote any CHI Shares, if and when requested by Samstock, such Stockholder shall vote all of the CHI Shares, whether now owned or hereafter acquired, held by such Stockholder which such Stockholder is entitled to vote as directed by Samstock, subject, however, to the voting restrictions contained in the Standstill Agreement.

           (d) No Stockholder shall exercise any Stock Rights or fulfill any Stock Obligations (including, without limitation, with respect to (i) selecting Company directors pursuant to Section 4 of the Standstill Agreement or otherwise, (ii) exercising any registration rights under
      Section 5 of the Standstill Agreement, (iii) voting of any CHI Shares,
      (iv) exercising any remedial rights under Section 8 of the Standstill Agreement, (v) exercising any rights with respect to CHI Shares whether under the Transaction Documents or arising by operation of law, and (vi) amending, modifying, extending, terminating, exercising or waiving any rights or remedies arising under the Transaction Documents, as the same may be amended from time to time, or otherwise arising by operation of law), except through Samstock as such Stockholder's representative as directed or permitted by Samstock. Samstock shall act as each Stockholder's sole representative with respect to the exercise of any Stock Rights or the fulfillment of any Stock Obligations, and each Stockholder hereby instructs the Company to take all directions regarding the exercise of any Stock Rights or the fulfillment of any Stock Obligations by such Stockholder only from Samstock.

           (e) In the event of any exercise of Stock Rights or the fulfillment of any Stock Obligations in accordance with this Section 2, each Stockholder shall execute and deliver such agreements, documents or instruments and shall do such other acts or things as Samstock may reasonably request in connection with such exercise or fulfillment.

           (f) Each of the Stockholders hereby agrees that: (i) Samstock may appoint any Affiliate of Samstock to act on Samstock's behalf or as Samstock's successor under this Section 2 with the same power and authority conferred on Samstock; and (ii) all power and authority conferred on Samstock by this Section 2 is coupled with an interest and is irrevocable and, to the extent not prohibited by law, shall not be terminated by any act of any Stockholder or by operation of law or by the occurrence of any event whatsoever, including without limitation, the death, incapacity, dissolution,


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      liquidation, termination, bankruptcy, dissolution of marital relationship or insolvency of any Stockholder (including, without, limitation, Samstock) or any similar event.

           (g) Each Stockholder and the Company acknowledge that the Company shall be entitled to rely conclusively on any written direction or instruction received from Samstock regarding any exercise of Stock Rights, fulfillment of Stock Obligations or any other matters referred to in this Section 2 as they relate to any Stockholder. The Company agrees that it will not recognize any purported exercise of Stock Rights, fulfillment of Stock Obligations or any other act, matter or thing referred to in this Section 2 as they relate to any Stockholder, except pursuant to written direction or instruction received from Samstock.

           (h) Notwithstanding anything to the contrary in this Agreement, neither MelChart nor any Permitted Transferee of MelChart shall be entitled to exercise any right, satisfy any obligation or otherwise take any action or do anything under this Agreement, except through Mr. Richard Melman ("Melman") (or Melman's duly appointed representative, in the event of Melman's death or incapacity), as such party's exclusive representative. MelChart and each Permitted Transferee of MelChart acknowledge that each Stockholder and the Company shall be entitled to rely conclusively on any written direction or instruction received from Melman (or Melman's duly appointed representative, in the event of Melman's death or incapacity) regarding the exercise of any right, the satisfaction of any obligation or the taking of any other action under this Agreement by MelChart or any Permitted Transferee of MelChart or any other matters pertaining to this Agreement as they relate to MelChart or any Permitted Transferee of MelChart. Each Stockholder and the Company agree that they will not recognize any purported exercise of any right, satisfaction of any obligation or the taking of any other action under this Agreement by MelChart or any Permitted Transferee of MelChart or any other matters pertaining to this Agreement as they relate to MelChart or any Permitted Transferee of MelChart, except pursuant to written direction or instruction received from Melman (or Melman's duly appointed representative, in the event of Melman's death or incapacity).

      Section 3. Prudent Business Judgment/No Liability. Samstock shall use prudent business judgment in making decisions or taking actions in accordance with Section 2 hereof. Notwithstanding the foregoing, whenever pursuant to this Agreement Samstock is permitted or required to make a decision or to take any action on behalf of any other Stockholder, Samstock shall be entitled to make such decision or to take such action in its sole discretion and to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting any other Stockholder or the Company, regardless of any conflict of interest which may exist or arise between Samstock and any other Stockholder or the Company. In any event, neither Samstock nor any officer, member, manager, representative, agent or Affiliate of Samstock shall have any liability or obligation whatsoever to any Stockholder or the Company deriving from or resulting in connection with any such decision or action.



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     Section 4.  Restrictions on Transfer and Purchase / Permitted Transferees.

     (a) No Stockholder shall Transfer any CHI Shares except for a Transfer to a Permitted Transferee pursuant to Section 4(b) or a Transfer pursuant to
Section 5, 6, 7 or 8, as applicable. If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; and both the Stockholders not involved in such purported Transfer and the Company shall refuse to recognize any such purported transferee of CHI Shares as a holder of CHI Shares for any purpose.

     (b) Notwithstanding anything to the contrary in Section 4(a) hereof, for purposes of this Agreement, a Stockholder may Transfer CHI Shares to a Permitted Transferee of such Stockholder without complying with the provisions of Sections 5, 6, or 7. As a condition to the effectiveness of any Transfer of CHI Shares to a Permitted Transferee, the Permitted Transferee shall execute a counterpart to this Agreement, whereupon the Permitted Transferee shall hold CHI Shares subject to all of the provisions of this Agreement, as if the Stockholder who Transferred the CHI Shares to the Permitted Transferee were the holder of the CHI Shares actually held by the Permitted Transferee. Notwithstanding anything to the contrary in this
Agreement: (i) all rights and benefits originally granted to the Stockholders under this Agreement shall remain with each of them (or such Stockholder's duly appointed representative, in the event of such Stockholder's death or incapacity), and shall not be assigned or transferred to their Permitted Transferees, notwithstanding any Transfer of CHI Shares by them to their Permitted Transferees, as if the Stockholders who Transferred CHI Shares to their Permitted Transferee were the holders of the CHI Shares actually held by their Permitted Transferee; and (ii) no Permitted Transferee shall be entitled to exercise any right, satisfy any obligation or otherwise take any action or do anything under this Agreement, except through the Stockholder who Transferred CHI Shares to its Permitted Transferee (or such Stockholder's duly appointed representative, in the event of such Stockholder's death or incapacity), as the representative for all of such party's Permitted Transferees.

     (c) Notwithstanding anything to the contrary in this Agreement, in order to ensure compliance with Section 3.1 of the Standstill Agreement, prior to June 30, 2002, no Stockholder, other than any SZ Affiliate or any Affiliate of any SZ Affiliate, shall, directly or indirectly, acquire, offer to acquire, agree to acquire, become the beneficial owner of or obtain any rights in respect of any Company Voting Securities (other than CHI Shares acquired from other Stockholders), by purchase or otherwise, or take any action in furtherance thereof, or permit any of their respective Affiliates to do so, without the prior written consent of Samstock. In addition, notwithstanding anything to the contrary in this Agreement, in order to ensure compliance with Section 3.2 of the Standstill Agreement, prior to June 30, 2002, no Stockholder, other than any SZ Affiliate or any Affiliate of any SZ Affiliate, shall, directly or indirectly, sell, transfer any beneficial interest in, or otherwise dispose of or transfer any Company Voting Securities other than to another Stockholder, or take any action in furtherance thereof, or permit any of their respective Affiliates to do so, if such sale, transfer or other disposition, either taken alone or taken together with any other such sale, transfer or disposition of Company Voting


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Securities by any other Stockholders, including without limitation, any SZ
Affiliates, or any of their respective Affiliates, would result in a violation of Section 3.2 of the Standstill Agreement.

     Section 5. Right of First Offer on Private Transfer. In the event that any Stockholder other than an SZ Affiliate (the "Selling Stockholder") wishes to sell for cash in a bona fide transaction with an independent third party all or any portion of the CHI Shares now owned or hereafter acquired by the Selling Stockholder, other than in a Public Sale, the Selling Stockholder shall first notify the other Stockholders (the "Non-Selling Stockholders") in writing of the number of CHI Shares for sale by the Selling Stockholder (the "Offered CHI Shares") and the proposed price and other terms of sale. The Non-Selling Stockholders thereupon shall have the right to purchase all (but not less than all) of the Offered CHI Shares at the proposed price in cash and on the other proposed terms of sale. In order to exercise their purchase rights, within thirty (30) days after receiving written notice from the Selling Stockholder, each of the Non-Selling Stockholders shall deliver to the Selling Stockholder a written election to purchase so many of the Offered CHI Shares as each may desire to purchase. If the total number of Offered CHI Shares that all Non-Selling Stockholders desire to purchase exceeds the number of available Offered CHI Shares subject to purchase by them, each such Non-Selling Stockholder who elects to purchase Offered CHI Shares shall have the right to purchase that portion of the available Offered CHI Shares that the ratio of the number of CHI Shares owned by such Non-Selling Stockholder bears to the number of CHI Shares owned by all Non-Selling Stockholders who elect to purchase Offered CHI Shares or in such other proportions agreed upon by all such Non-Selling Stockholders. If the Non-Selling Stockholders together do not exercise their purchase rights with respect to all (and not less than all) of the Offered CHI Shares within the time period as provided herein with respect to all of the Offered CHI Shares, the Selling Stockholder shall be free for a period of sixty (60) days thereafter to complete a sale of the Offered CHI Shares to any Person at or above the price in cash and on substantially the same other terms as set forth in the Selling Stockholder's notice of intended sale. If such a sale is not consummated within such sixty (60) day period by the Selling Stockholder, the Offered CHI Shares shall again be subject to a right of first offer by the Non-Selling Stockholders under the provisions of this Section 5. Except as provided herein, the Selling Stockholder shall be bound by the restrictions and limitations imposed by this Agreement after any notice of a desire to sell is given and whether or not any such sale actually occurs. As a condition precedent to the effectiveness of any Transfer of the Offered CHI Shares to any Person that is not a party to this Agreement, such transferee shall execute a counterpart to this Agreement and, thereupon, shall be included as a "Stockholder" pursuant to the terms hereof.

     Section 6. Right of First Offer on Public Sale. In the event that any Stockholder other than any SZ Affiliate (the "Selling Stockholder") wishes to sell for cash in a bona fide transaction all or any portion of the CHI Shares now owned or hereafter acquired by the Selling Stockholder through a Public Sale, the Selling Stockholder shall first notify the other Stockholders (the "Non-Selling Stockholders") in writing (the "Notice of Intended Sale") of the number of CHI Shares for sale by the Selling Stockholder (the "Offered CHI Shares"). The Non-Selling Stockholders thereupon shall have the right to purchase all or any part of the


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Offered CHI Shares for cash at their Market Price.  In order to exercise their purchase rights, within five (5) business days after receiving the Notice of Intended Sale from the Selling Stockholder, each of the Non-Selling Stockholders shall deliver to the Selling Stockholder a written election to purchase so many of the Offered CHI Shares as each may desire to purchase. If the total number of Offered CHI Shares that all Non-Selling Stockholders desire to purchase exceeds the number of available Offered CHI Shares subject to purchase by them, each such Non-Selling Stockholder who elects to purchase Offered CHI Shares shall have the right to purchase that portion of the available Offered CHI Shares that the ratio of the number of CHI Shares owned by such Non-Selling Stockholder bears to the number of CHI Shares owned by all Non-Selling Stockholders who elect to purchase Offered CHI Shares or in such other proportions agreed upon by all such Non-Selling Stockholders. If the Non-Selling Stockholders together do not exercise their purchase rights with respect to all of the Offered CHI Shares within the time period as provided herein, the Selling Stockholder shall be free for a period of ten (10) days thereafter to complete a Public Sale of that number of Offered CHI Shares with respect to which the Non-Selling Stockholders failed to exercise their purchase rights. If such Public Sale is not consummated within such ten (10) day period by the Selling Stockholder, the Offered CHI Shares shall again be subject to a right of first offer by the Non-Selling Stockholders under the provisions of this Section 6. Except as provided herein, the Selling Stockholder shall be bound by the restrictions and limitations imposed by this Agreement after the Notice of Intended Sale is given and whether or not any such sale actually occurs.

     Section 7. Co-Sale Rights. In the event that one or more SZ Affiliates or Handy Affiliates (the "Selling Stockholders") enter into an agreement to sell to any purchaser or group of purchasers (other than any other SZ Affiliate, Handy Affiliate or any of their Affiliates), in a single transaction or related series of transactions, other than a Public Sale, such number of CHI Shares as equals or exceeds more than twenty percent (20%) of the CHI Shares held by the SZ Affiliates and the Handy Affiliates in the aggregate, the Selling Stockholders shall first notify the other Stockholders (the "Tag-Along Stockholders") in writing, of the identity of the proposed purchaser(s), the number of CHI Shares proposed to be sold and the proposed purchase price and terms of sale. The Tag-Along Stockholders thereupon shall have the right to participate in the proposed sale at the same net price per share and other terms of sale as offered to the Selling Stockholders. In order to exercise their co-sale rights, the Tag-Along Stockholders, within ten (10) days after receiving notice from the Selling Stockholders, shall deliver to the Selling Stockholders a written election to participate in the sale to the extent allowed by this Section 7. If any Tag-Along Stockholders have elected to participate in the proposed sale, each participating Tag-Along Stockholder shall be entitled to sell in the proposed sale a number of CHI Shares equal to the product of (i) the quotient (the "Co-Sale Fraction") determined by dividing the percentage of CHI Shares owned by such participating Tag-Along Stockholder by the aggregate percentage of CHI Shares owned by the Selling Stockholders and the participating Tag-Along Stockholders, multiplied by (ii) the total number of CHI Shares to be sold in the proposed sale. Notwithstanding anything to the contrary in this Section 7, the sale proceeds to which any Tag-Along Stockholder would otherwise be entitled by reason of its participation in a sale pursuant to this Section 7 shall be reduced by an amount equal to the product of such Tag-Along Stockholder's Co-Sale


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Fraction multiplied by the sum of any costs, fees and expenses, including, without limitation, attorneys', accountants' and investment bankers' fees and expenses, incurred by the Selling Stockholders in connection with the sale or the exercise of the Tag-Along Stockholders' rights under this Section 7. The participating Tag-Along Stockholders shall, as promptly as practicable and as a condition to their participation, enter into such agreements as shall be reasonably requested by the Selling Stockholders for the sale of their CHI Shares in the proposed sale.

     Section 8. Drag-Along Rights. Subject to Section 5 and Section 6, if Stockholders owning more than fifty percent (50%) of the CHI Shares then held by all Stockholders ("Control Group") enter into an agreement (including an agreement in principle) to sell all of their CHI Shares to any purchaser or group of purchasers (other than any Permitted Transferees or any then existing Stockholders), in a single arms-length transaction or related series of arms-length transactions, such Control Group may require that the other Stockholders (the "Other Stockholders") sell all of their CHI Shares to such purchaser or group of purchasers at a net price and on terms and conditions the same as those on which the Control Group has agreed to sell their CHI Shares. The Control Group shall give prompt notice to the Other Stockholders that such Control Group has entered into an agreement of the type described in this Section 8, and the Other Stockholders shall, as promptly as practicable, enter into such agreements as shall be reasonably requested by the Control Group for the sale of all the CHI Shares in the proposed sale. Notwithstanding anything to the contrary in this Section 8, the sale proceeds to which any of the Other Stockholders would otherwise be entitled by reason of its participation in a sale pursuant to this Section 8 shall be reduced by an amount equal to the product of (i) the percentage of CHI Shares to be sold in the proposed sale owned by such Other Stockholder, multiplied by (ii) the sum of any costs, fees and expenses, including, without limitation, attorneys', accountants' and investment bankers' fees and expenses, incurred by the Control Group in connection with the sale or the exercise of the Control Group's rights under this Section 8.

     Section 9. Certain Definitions.

     "Affiliate" means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person; "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Gaffney Family Entity" means any corporation, partnership, limited liability company or trust wholly controlled by Gaffney and wholly owned beneficially and of record by Gaffney and Gaffney's children, grandchildren and/or parents or a trust established for their benefit, provided such trust is wholly controlled by Gaffney.

     "Handy Family Entity" means any corporation, partnership, limited liability company or trust wholly controlled by Handy and wholly owned beneficially and of record by Handy and



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Handy's wife, children, grandchildren and/or parents or a trust established for their benefit, provided such trust is wholly controlled by Handy.

     "Market Price" means the closing price of the Common Stock on the New York Stock Exchange (or, if not trading on the New York Stock Exchange, such other securities exchange or over the counter market on which the Company's Common Stock is then trading) on the last trading day immediately prior to the date of Samstock's receipt of the Notice of Intended Sale.

   "Melman Controlled Entity" means any corporation, partnership, limited liability company or trust wholly controlled by Melman and at least in part owned beneficially and of record by Melman and/or his wife, children, grandchildren and/or parents or a trust established for their benefit, provided such trust is wholly controlled by Melman.

   "Permitted Transferee" means:

           (i) with respect to the Transfer of CHI Shares by any SZ Affiliate, any SZ Affiliate, any Affiliate of any SZ Affiliate, or any stockholder, partner or member of any of the foregoing;

           (ii) with respect to any Transfer of CHI Shares by Handy or FPH Trustee, Handy or any Handy Family Entity;

           (iii) with respect to any Transfer of Shares by Saltsman, any Saltsman Family Entity;

           (iv) with respect to any Transfer of Shares by Gaffney, any Gaffney Family Entity;

           (v) with respect to the Transfer of CHI Shares by MelChart, any Melman Controlled Entity; and

           (vi) with respect to the Transfer of CHI Shares by Rivera, any Rivera Family Entity.

   "Person" means an individual, a corporation, a partnership, a limited liability company, a joint venture, an association, a joint-stock company, a trust, a business trust, a government or any agency or any political subdivision, any unincorporated organization or any other entity.

     "Public Sale" means the sale of CHI Shares either in "broker's transactions" within the meaning of Section 4(4) of the Securities Act of 1933, as amended, or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended.



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     "Rivera Family Entity" means any corporation, partnership, limited liability company or trust wholly controlled by Rivera and wholly owned beneficially and of record by Rivera and Rivera's wife, children, grandchildren and/or parents or a trust established for their benefit, provided such trust is wholly controlled by Rivera.

     "Saltsman Family Entity" means any corporation, partnership, limited liability company or trust wholly controlled by Saltsman and wholly owned beneficially and of record by Saltsman and Saltsman's wife, children, grandchildren and/or parents or a trust established for their benefit, provided such trust is wholly controlled by Saltsman.

     "Transfer" means any voluntary or involuntary, direct or indirect, transfer, sale, assignment, donation, pledge, hypothecation, issuance, grant of a security interest in or other disposition or attempted disposition of CHI Shares or any right or interest whatsoever therein, including, without limitation, by operation of law or otherwise, whether with or without consideration or value, and whether for cash, other securities or other property and specifically including any share for share or similar exchange; provided, however, that:

           (i) any pledge or hypothecation of or grant of security interest in CHI Shares by any Stockholder which is either approved by Samstock in writing prior to the pledge, hypothecation or grant of security interest or is effected by any SZ Affiliate shall not constitute a "Transfer" of CHI Shares for any purpose under this Agreement; and

           (ii) any Transfer effected as a result of a Stockholder's death, pursuant to the laws of descent and distribution, by operation of law or otherwise, to such Stockholder's spouse, children, grandchildren and/or parents or a trust or trusts established for their benefit, shall not constitute a "Transfer" of CHI Shares for any purpose under this Agreement, provided each transferee of CHI Shares executes a counterpart to this Agreement, whereupon such transferee shall hold such CHI Shares subject to all of the provisions of this Agreement, as if the transferor were the holder of CHI Shares held by the transferee.

      Section 10. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be decreed to be validly given, made or served when delivered personally or deposited in the U.S. Mail, postage prepaid, for delivery by express, registered or certified mail, or delivered to a recognized overnight courier service, addressed as follows:

      If to the Company:

                       Chart House Enterprises, Inc.
                       115 South Acacia Avenue
                       Solona Beach, California  92075
                       Attn:  Chief Executive Officer

      With a copy to:

                       Sidley & Austin
                       One First National Plaza
                       Chicago, Illinois 60603
                       Attn:  Larry A. Barden

      If to any SZ Affiliate:

                       c/o Equity Group Investments, Inc.
                       Two North Riverside Plaza
                       Suite 1900
                       Chicago, Illinois  60606
                       Attn:  F. Philip Handy

      With a copy to:

                       Rosenberg & Liebentritt
                       Two North Riverside Plaza
                       Suite 1515
                       Chicago, Illinois  60606
                       Attn:  Alisa M. Singer

      If to any Handy Affiliate, Saltsman or Gaffney:

              F. Philip Handy
              222 West Comstock
              Winter Park, Florida  32789

      If to MelChart LLC:

                       5419 N. Sheridan Road
                       Chicago, Illinois  60640
                       Attn:  Richard Melman

      With a copy to:

              Michael Fox, Esq.
              500 N. Dearborn Street
              Chicago, Illinois  60610

      If to Richard Rivera:

                       Mr. Richard Rivera
                       5250 Woodridge Forest Trail
                       Atlanta, Georgia  30327

or to such other address as may be specified in a notice given pursuant to this
Section 10.

     Section 11. Remedies. Any party having rights under this Agreement may enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and, accordingly, in addition to all other remedies available to any party, such party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violation of, the provisions of this Agreement.

     Section 12. Entire Agreement. This Agreement, together with the Purchase Agreement and the Standstill Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Any amendments, or alternative or supplementary provisions to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

     Section 13. Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

     Section 14. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

     Section 15. Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

     Section 16. Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Illinois applicable to contracts made in that State.

     Section 17. Binding Effect; Benefit, Non-circumvention. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. No Stockholder shall take any action, alone or in concert with any other person, to circumvent any of the provisions of this Agreement.

     Section 18. Assignability. This Agreement shall not be assignable by any party without the prior written consent of each of the other parties.

     Section 19. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                    SAMSTOCK, L.L.C., by SZ INVESTMENTS,
                                    L.L.C., its sole member, by ZELL GENERAL
                                    PARTNERSHIP, INC., its sole member


                                    By:/s/ Sheli Z. Rosenberg
                                       --------------------------------
                                      Name: Sheli Z. Rosenberg
                                           ---------------------------
                                      Title: Vice President
                                            --------------------------

                                    SAMSTOCK/ZFT, L.L.C., by ZFT PARTNERSHIP, its sole member, by a general partner

                                    By: /s/ Sheli Z. Rosenberg
                                       --------------------------------
                                     Name: Sheli Z. Rosenberg
                                          -----------------------------
                                     Title: Trustee
                                           ----------------------------

                                    CHART HOUSE INVESTORS, L.L.C., by ALPHABET
                                    PARTNERS, its managing member, by a general partner

                                    By: /s/ Arthur A. Greenberg
                                       --------------------------------
                                     Name: Arthur A. Greenberg
                                          -----------------------------
                                     Title: Trustee
                                           ----------------------------

                                /s/ F. Philip Handy
                                -----------------------------------------
                                F. Philip Handy, individually


                                /s/ F. Philip Handy
                                -----------------------------------------
                                F. Philip Handy, as trustee of the Blaine Trust


                                /s/ Robert Saltsman
                                -----------------------------------------
                                Robert Saltsman


                                /s/ Thomas Gaffney
                                -----------------------------------------
                                Thomas Gaffney


                                /s/ Donna Gaffney
                                -----------------------------------------
                                Donna Gaffney


                                MELCHART, LLC


                                By: /s/ Richard Melman
                                   --------------------------------------
                                Richard Melman, its manager, by Michael
                                E. Fox under Power of Attorney


                                /s/ Richard Rivera
                                -----------------------------------------
                                Richard Rivera


                                CHART HOUSE ENTERPRISES, INC.


                                By: /s/ Richard Rivera
                                   --------------------------------------
                                 Name: Richard Rivera
                                      -----------------------------------
                                 Title: President and Chief Executive Officer
                                       --------------------------------------

                                                                       EXHIBIT A

                            OWNERSHIP OF CHI SHARES

     As of the date of the Stockholders Agreement, the 3,400,000 shares of common stock (the "CHI Shares") of Chart House Enterprises, Inc. (the "Company") originally acquired by Chart House Investors, L.L.C. ("CHI") from the Company pursuant to that certain Stock Purchase and Sale Agreement dated as of March 10, 1997, and subsequently acquired, directly or indirectly, by sale, contribution, distribution or otherwise by the other Stockholders are held by the Stockholders as follows:



                                             Number of
Stockholder                              CHI Shares Held        Options
-----------                             ---------------         -------
Samstock, L.L.C.                            1,860,000              -
Samstock/ZFT, L.L.C.                          705,808              -
Chart House Investors, L.L.C.                 428,591              -
F. Philip Handy, as Trustee
 of the Blaine Trust                          103,539              -
F. Philip Handy, individually                       -        163,581(1)
Robert Saltsman                                 4,137              -
Thomas Gaffney
and Donna Gaffney,
 as tenants by the entirety                    20,708              -
Richard Rivera                                 75,000              -
MelChart LLC                                  202,217              -
                                            ---------
       Total                                3,400,000




------------------------

(1) Represents options to acquire up to 163,581 CHI Shares held by Chart House Investors, L.L.C.